Exhibit 5.1

January 15, 2020	Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 United States of America

T: +1 312 782 0600 F: +1 312 701 7711 mayerbrown.com

Santander Drive Auto Receivables LLC

1601 Elm Street, Suite 800

Dallas, Texas 75201

Re:	Santander Drive Auto Receivables LLC

Registration Statement on Form SF-3 (No. 333-228364)

Ladies and Gentlemen:

We have acted as special counsel to Santander Drive Auto Receivables LLC, a Delaware limited liability company (the “Seller”), in connection with the above-captioned registration statement (the “Registration Statement”) and the offering of the Class A-1 Auto Loan Asset Backed Notes, the Class A-2 Auto Loan Asset Backed Notes, the Class A-3 Auto Loan Asset Backed Notes, the Class B Auto Loan Asset Backed Notes, the Class C Auto Loan Asset Backed Notes and the Class D Auto Loan Asset Backed Notes (collectively, the “Notes”) described in the final prospectus dated January 13, 2020 (the “Prospectus”), which has been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Drive Auto Receivables Trust 2020-1 (the “Issuer”), a trust formed by the Seller pursuant to a trust agreement (as amended, restated or otherwise modified, the “Trust Agreement”) between the Seller and Wells Fargo Delaware Trust Company, N.A., as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuer and Wilmington Trust, National Association, as indenture trustee.

In that connection, we are generally familiar with the proceedings taken or to be taken in connection with the proposed authorization, issuance and sale of the Notes, and have examined and relied upon copies of such statutes, documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Prospectus and current drafts of the Indenture (including the form of the Notes included as an exhibit thereto) and the Trust Agreement.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including

Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)

and Tauil & Chequer Advogados (a Brazilian partnership).

Mayer Brown LLP

Santander Drive Auto Receivables LLC

January 15, 2020

Based on and subject to the foregoing, we are of the opinion that, with respect to the Notes, when (a) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (b) the Notes have been duly executed and issued by the Issuer and authenticated by the Indenture Trustee and (c) payment of the agreed consideration for the Notes has been received by the Issuer, such Notes will have been duly authorized by all necessary action of the Issuer and will be legally issued and binding obligations of the Issuer and entitled to the benefits afforded by the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, regardless of whether such matters are considered in a proceeding in equity or at law.

Mayer Brown LLP

Santander Drive Auto Receivables LLC

January 15, 2020

Our opinions expressed herein are limited to the federal laws of the United States and the laws of the State of New York and the Delaware Statutory Trust Act. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Form 8-K filed in connection with the Prospectus and to the use of our name therein without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP